FORM 10f-3
Registered Domestic Securities


Fund: PaineWebber Investment Grade Income

1.	Issuer:  NJ Trans

2. Date of Purchase: 7/9/99

3. Date offering commenced: 7/8/99

4.	Underwriters from whom purchased: Merrill Lynch

5.	"Affiliated Underwriter" managing or participating in
syndicate: PaineWebber

6.	Aggregate principal amount of purchase:  $2,000,000


7.	Aggregate principal amount of offering:  $450,000,000


8.	Purchase price (net of fees and expenses):  $5.20


9.	Initial public offering price:  $5.20

10.	Commission, spread or profit:  	%
	$.42_________

11.	Have the following conditions been satisfied?
                YES    NO
a. The securities are
part of an issue
registered under the
Securities Act of 1933
that is being offered to
the public.	 __X___	_____

b.  The securities
were purchased
prior to the end of
the first day on
which any sales
are made (of, if a
rights offering, the
securities were
purchased on or
before the fourth
day preceding the
day on which the
offering
terminated).	___X___	______

c.  The securities
were purchased at
a price not more
than the price paid
by each purchaser
in the offering.	___X___	______

d.  The underwriting was a firm commitment underwriting.
	___X___	______

e.  The commission,
spread or profit was
reasonable and fair in
relation to that being
received by others for
underwriting similar
securities during the
same period.	___X___	_______

f.  The issuer of
the securities
and any
predecessor
have been in
continuous
operation for
not less than
three years.	___X___	_______

g.  The amount
of such
securities
purchased by all
of the investment
companies
advised by
Mitchell Hutchins
(or the Funds
Sub-Adviser, if
applicable) did
not exceed 25%
of the principal
amount of the
offering.	___X___	_______

h.  No Affiliated
Underwriter was a
direct or indirect
participant in or
beneficiary of the
sale.	___X___	_______

Note: Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above. In particular, Affiliated
Underwriter is
defined as Paine Webber Group Inc. and any of its affiliates, including
PaineWebber Incorporated. In the cash of a fund advised by a Sub-
Adviser, Affiliated Underwriter shall also include any brokerage affiliate of the Sub-Adviser.


Approved: /s/ Richard S. Murphy			Date:
	7/7/99